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                                                                    EXHIBIT 99.1

                              PRESS RELEASE OF REGISTRANT DATED FEBRUARY 3, 2003

EVERGREENBANCORP REPORTS FOURTH QUARTER EARNINGS RISE 18.6% ENDING ANOTHER POSITIVE YEAR


February 03, 2003

SEATTLE--(BUSINESS WIRE)--Feb. 3, 2003--EvergreenBancorp EVGG announced today its fourth quarter earnings improved 18.6% at $356,800 compared to $300,800 for the same quarter in 2001 capping another record year of earnings totaling $1.34 million compared to $1.24 million in 2001, an increase of 8.3%.

Earnings per share reflected $0.33 for the quarter, a 17.9% improvement over the $0.28 for the fourth quarter last year and $1.25 per share for 2002 compared to $1.12 for last year an 11.6% improvement. Return on equity for the year improved to 8.84% from 8.50% in 2001.

Gerry Hatler, president and CEO said, "We continue to emphasize a strong balance sheet that results in solid earnings for our shareholders."

The emphasis on quality assets was underscored by a decrease in non-performing loans to .66% of loans from .95% at year end 2001 and a 55% reduction in net charged off loans.

To further strengthen the balance sheet, the reserve for loan losses ended at 1.39% of loans compared to 1.23% in 2001. The overall strength of EvergreenBancorp is evidenced by a capital to assets ratio of 9.33% compared to 9.74% last year.

"Well-controlled operating expenses and a healthy net interest margin contributed to the record earnings for the year," Hatler added. Non-interest expense increased a nominal .4% while the net interest margin was stable, despite falling interest rates, at 5.48% compared to 5.52% in 2001.

Hatler continued, "We are pleased with this level of performance but the more significant part of the increase is the improved quality of our core earnings." This year's earnings do not include several non-recurring items that were included in last year's results, such as gains on sales of investments occurring through the completion of the company's balance sheet restructure.

"Reflecting the strong performance, the board declared a cash dividend to our shareholders of $.20 per share, an increase of 27% over last year's cash dividend," Hatler noted. This 25th consecutive annual dividend was announced last week for shareholders of record as of January 31, 2003 and payable February 7, 2003.

EvergreenBank, a wholly owned subsidiary of EvergreenBancorp, is one of the few locally owned, independent commercial banks left in the Puget Sound region. Founded in 1971, it has three offices: near I-5 in downtown Seattle, on 196th Street S.W. in Lynnwood, and on 110th N.E. in Bellevue.

Contact Information:
EvergreenBancorp
Bill Filer, Chief Financial Officer, 206/628-4263 bill.filer@evergreenbank.com